Verona Pharma plc
Grant of Options to PDMR

November 27, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a biopharmaceutical company focused on respiratory diseases, announces that, on November 26, 2019, it granted 500,000 options to purchase ordinary shares of £0.05 each (the “Ordinary Shares”) to its CEO, Dr. Jan-Anders Karlsson, under and in accordance with Verona Pharma’s 2017 Incentive Award Plan (which is set out in Verona Pharma’s 2018 annual report and 20-F) (the “Options”).
The Options have an exercise price of £0.445 per Ordinary Share, being the closing mid-market price on November 25, 2019. The Options will vest over two different periods following the grant date: 250,000 of the options will vest in three substantially equal annual instalments and the other half of the Options will vest in four substantially equal annual instalments.
Further information is provided below in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Dr. Jan-Anders Karlsson
2	Reason for the notification
a)	Position/status	Chief Executive Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each ISIN Code: GB00BYW2KH80
b)	Nature of the transaction	Issue of options over Ordinary Shares
c)	Price(s) and volume(s)	Price(s) Exercise Price: £0.445	Volume(s) 500,000 Options over Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	November 26, 2019
f)	Place of the transaction	Off market

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell /George Tzimas (Corporate Finance) Mia Gardner (Corporate Broking)